EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2007, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's adoption of Statement of Financial Accounting Standards No. 158) relating to the financial statements and financial statement schedules of Pinnacle West Capital Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Pinnacle West Capital Corporation for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona

May 31, 2007